Exhibit 99.1

COMPANY CONTACT	INVESTOR CONTACT
The Spectranetics Corporation	Westwicke Partners
Guy Childs	Lynn Pieper
(719) 633-8333	(415) 202-5678
guy.childs@spnc.com	lynn.pieper@westwicke.com

For Immediate Release

Jury in Federal Court in California Finds
Against AngioScore’s Patent Infringement Claims

COLORADO SPRINGS, Colo. (September 30, 2015) - The Spectranetics Corporation (NASDAQ: SPNC) today announced that a jury in the U.S. District Court for the Northern District of California has found against its wholly-owned subsidiary, AngioScore Inc., the plaintiff in a lawsuit seeking damages and other relief for patent infringement against defendants Eitan Konstantino, TriReme Medical, LLC, Quattro Vascular Pte Ltd. and QT Vascular Ltd. related to defendants’ Chocolate PTA balloon catheter. The jury also found that certain claims of the asserted patent are invalid.

The patent verdict has no impact on the Court’s findings or award of damages in connection with the breach of fiduciary duty claims or the ability to recover advanced fees and costs. The patent infringement claims are part of the lawsuit in which the Court previously found that Konstantino, a former board member of AngioScore and founder of TriReme Medical, LLC, and other defendants, breached his fiduciary duties to AngioScore, that TriReme and Quattro aided and abetted that breach, and that QT Vascular is liable for the acts of TriReme and Quattro. In that portion of the case, the Court awarded AngioScore $20.034 million against all defendants plus disgorgement from Konstantino of all benefits he accrued from his breach of fiduciary duties, including amounts he received for assigning his intellectual property rights to the Chocolate balloon, a royalty on past and future sales of the Chocolate balloon, and all of his shares and options in QT Vascular.

“Although we are disappointed by the jury’s verdict, we are pleased this paves the way for entry of the judgment against the defendants in the breach of fiduciary duty portion of this case. This verdict has no bearing on our leadership position in the scoring balloon market, our commercial execution or future pipeline,” said Scott Drake, President and Chief Executive Officer of Spectranetics.

Spectranetics is considering its options with respect to the jury’s verdict on the patent infringement claims.

Spectranetics acquired AngioScore in June 2014.

About Spectranetics
SPNC develops, manufactures, markets and distributes medical devices used in minimally invasive procedures within the cardiovascular system. The Company’s products are sold in over 65 countries and are used to treat arterial blockages in the heart and legs and in the removal of pacemaker and defibrillator leads.

The Company’s Vascular Intervention (VI) products include a range of laser catheters for ablation of blockages in arteries above and below the knee, the AngioSculpt® scoring balloon used in both peripheral and coronary procedures and Stellarex™ drug-coated balloon peripheral angioplasty platform, which received European CE mark approval in December 2014. The Company also markets support catheters to facilitate crossing of peripheral and coronary arterial blockages, and retrograde access and guidewire retrieval devices used in the treatment of peripheral arterial blockages, including chronic total occlusions. The Company markets aspiration and cardiac laser catheters to treat blockages in the heart.

The Lead Management (LM) product line includes excimer laser sheaths, dilator sheaths, mechanical sheaths and accessories for the removal of pacemaker and defibrillator cardiac leads.

For more information, visit www.spectranetics.com.